Exhibit 2.1

Execution Version

CONTRIBUTION AGREEMENT

by and among

ENVIVA DEVELOPMENT HOLDINGS, LLC,

ENVIVA PARTNERS, LP,

and

ENVIVA HOLDINGS, LP

dated

March 21, 2019

This draft document is not a contract, or an offer or acceptance for a contract, nor does it memorialize any agreement between the parties. No agreement, oral or written, regarding or relating to the subject matter covered by this draft or any possible transaction between the parties has been entered into by the parties. This document, in its current form or as hereafter modified or revised by any party, will not become an agreement of the parties unless and until it has been fully negotiated and a final and definitive execution version of this document has been executed and delivered by duly authorized representatives of all parties.

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EXHIBITS

Exhibit A	Definitions	A-1
Exhibit B	Form of Interest Conveyance	B-1
Exhibit C-1	Form of EWH Revolver Assignment to EVA	C-1-1
Exhibit C-2	Form of EWH Revolver Assignment to ELP	C-2-1
Exhibit D	Form of LSTA Par/Near-Par Trade Confirm	D-1
Exhibit E	Form of Make-Whole Agreement	E-1
Exhibit F	Form of Holdings Indemnification Agreement	F-1
Exhibit G	Form of Replacement Pledge Agreement	G-1
Exhibit H	Form of EWH LLCA Joinder	H-1
Exhibit I	Form of EWH MSA Fee Waiver	I-1
Exhibit J	Form of EVA MSA Fee Waiver	J-1

DISCLOSURE SCHEDULES

Schedule 3.4	Transferor Approvals and Consents
Schedule 3.10	Material Contracts
Schedule A-1	Scheduled Capital Expenditures

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CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (including the exhibits and schedules hereto, each as amended or restated from time to time, this “Agreement”), dated as of March 21, 2019 (the “Execution Date”), is by and among Enviva Development Holdings, LLC, a Delaware limited liability company (“Transferor”), Enviva Partners, LP, a Delaware limited partnership (“Transferee”), and Enviva Holdings, LP, a Delaware limited partnership (“Enviva Holdings”). Transferor, Transferee, and Enviva Holdings are collectively referred to as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, as of the Execution Date, Transferor owns 100% of the Class B Units in Enviva Wilmington Holdings, LLC, a Delaware limited liability company (“EWH”);

WHEREAS, Transferor desires to contribute the Class B Units in EWH (the “Contributed Interests”) to Transferee in exchange for the consideration, and on the other terms and conditions, set forth in this Agreement;

WHEREAS, immediately following the contribution of the Contributed Interests to Transferee, Transferee shall contribute (i) 99.999% of the Contributed Interests to Enviva, LP, a Delaware limited partnership and wholly owned subsidiary of Transferee (“Enviva, LP”), and (ii) 0.001% of the Contributed Interests to Enviva GP, LLC, a Delaware limited liability company and the general partner of Enviva, LP (“Enviva GP, LLC”), and immediately upon receipt thereof, Enviva GP, LLC shall contribute 0.001% of the Contributed Interests to Enviva, LP;

WHEREAS, Enviva Holdings and EWH are parties to the EWH Revolver;

WHEREAS, Enviva Holdings desires to contribute its rights and obligations under the EWH Revolver (the “Contributed Revolver Interests”) to Transferee and Transferee accepts the obligations associated therewith in exchange for the consideration, and on the other terms and conditions, set forth in this Agreement;

WHEREAS, immediately following the contribution of the Contributed Revolver Interests to Transferee, Transferee shall contribute (i) 99.999% of the Contributed Revolver Interests to Enviva, LP, and (ii) 0.001% of the Contributed Revolver Interests to Enviva GP, LLC, and immediately upon receipt thereof, Enviva GP, LLC shall contribute 0.001% of the Contributed Revolver Interests to Enviva, LP; and

WHEREAS, the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors of Enviva Partners GP, LLC, a Delaware limited liability company and the general partner of Transferee (the “General Partner”), has (i) received an opinion of Evercore Group L.L.C., the financial advisor to the Conflicts Committee (the “Financial Advisor”), confirming the Purchase Price to be paid by Transferee in the Transaction is fair, from a financial point of view, to Transferee and the Unaffiliated Common Unitholders (as defined in such opinion), (ii) determined in good faith the Transaction, including the Contribution Documents, and the exhibits and schedules thereto, taken as a whole, are in the best interest of, Transferee and the unaffiliated holders of common units representing limited partner interests in Transferee, and (iii) agreed to the acceleration of the Hamlet Purchase Price.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

AGREEMENTS

ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1                                   Definitions. In addition to the terms defined in the body of this Agreement, capitalized terms used herein will have the meanings given to them in Exhibit A. Capitalized terms defined in the body of this Agreement are listed in Exhibit A with reference to the location of the definitions of such terms in the body of this Agreement.

Section 1.2                                   Rules of Construction. All article, section, schedule and exhibit references used in this Agreement are to articles, sections, schedules and exhibits of and to this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(a)                                 If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neuter genders and vice versa. The term “includes” or “including” shall mean “including without limitation.”  The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. The phrase “ordinary course of business” shall mean, with respect to a particular Person, the ordinary course of business of such Person consistent with past practice in all material respects.

(b)                                 The Parties acknowledge each Party and its attorneys have reviewed this Agreement and any rule of construction to the effect any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(c)                                  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(d)                                 All references to currency and “$” herein shall be to, and all payments required hereunder shall be paid in, United States dollars.

(e)                                  All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II
CLOSING AND RELATED MATTERS

Section 2.1                                   Contribution of Contributed Interests. Subject to the express terms and conditions hereof, at the Closing, Transferor shall contribute, convey, assign, transfer, and deliver the Contributed Interests to Transferee, whereupon Transferee shall immediately contribute, convey, assign, transfer, and deliver (a) 99.999% of the Contributed Interests to Enviva, LP, and (b) 0.001% of the Contributed Interests to Enviva GP, LLC, and immediately upon receipt thereof, Enviva GP, LLC shall contribute 0.001% of the Contributed Interests to Enviva, LP, all in exchange for the consideration set forth in Section 2.2.

Section 2.2                                   Consideration. The total consideration payable by Transferee to Transferor or its designees for the Contributed Interests shall be $165,000,000, subject to adjustment as set forth in this Section 2.2 and payable at such times and in the manner as set forth in this Section 2.2: (a) at the Closing, in partial consideration for the contribution of the Contributed Interests, Transferee shall pay to Transferor or its designees (as set forth in Section 2.5(b)) an aggregate amount equal to $75,000,000 (the “Closing Purchase Price”), subject to the adjustment as set forth in Section 2.6, which shall consist of cash (the “Closing Cash Consideration”) and, at the election of Transferee, up to $50,000,000 in Transferee Units, if any, valued at the Sale Unit Price (the “Closing New Common Units”), (b) in partial contingent deferred consideration for the contribution of the Contributed Interests, on the date on which Commercial Operations are achieved by Hamlet, or at such other time as the Parties may mutually agree (the “Second Payment Date”), Transferee shall pay to Transferor or its designees (as set forth in Section 2.5(c)) an aggregate amount in cash equal to $50,000,000 (the “Second Payment”), and (c) in partial contingent deferred consideration for the contribution of the Contributed Interests, on the later of (i) the date on which Commercial Operations are achieved by Hamlet and (ii) January 2, 2020, or at such other time as the Parties may mutually agree (the “Third Payment Date”), Transferee shall pay to Transferor or its designees (as set forth in Section 2.5(e)) an aggregate amount in cash equal to $40,000,000 (the “Third Payment”). For the avoidance of doubt, Transferee shall not be required to make the Second Payment and the Third Payment unless Commercial Operations are achieved by Hamlet.

Section 2.3                                   Late Payment Fee. In the event the Second Payment is not paid within ten days of the Second Payment Date, Transferee shall immediately pay to Transferor a late payment fee in cash equal to $5,000,000 (the “Second Payment Fee”). In the event the Third Payment is not paid within ten days of the Third Payment Date, Transferee shall immediately pay to Transferor a late payment fee in cash equal to $5,000,000 (the “Third Payment Fee”).

Section 2.4                                   Closing. Subject to the terms and conditions of this Agreement, the closing of the Transaction, other than the payments contemplated to occur on the Second Payment Date and the Third Payment Date, (the “Closing”) will take place at 10:00 a.m. local time at the offices of Vinson & Elkins L.L.P., 666 Fifth Avenue, 26th Floor, New York, New York 10103, on the later of (a) the third Business Day following the satisfaction or waiver of the conditions in Article VI (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) to be satisfied or waived, and (b) April 2, 2019, or at such other time and place as the Parties mutually agree (the “Closing Date”). Notwithstanding anything to the contrary in the Contribution Documents, for accounting purposes only, title to, ownership of and control over the Contributed Interests shall pass to Enviva, LP effective as of 12:01 a.m., Eastern Time, on the Closing Date. The funding of the Closing (the “Funding”) shall occur simultaneously with the Closing, unless the Closing occurs on a day other than a Business Day, in which case the Funding shall occur at 10:00 a.m. local time, New York, New York, on the next Business Day after the Closing, or such other time and date as the Parties may mutually agree.

Section 2.5                                   Deliveries at Closing, the Second Payment Date, and the Third Payment Date.

(a)                                 By Transferor and Enviva Holdings. Subject to the terms and conditions of this Agreement, at the Closing, Transferor shall deliver or cause to be delivered to Transferee each of the following items:

(i)                                     a certificate, dated as of the Closing Date, certifying the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied, duly executed by a Responsible Officer of Transferor;

(ii)                                  a counterpart to the instrument of transfer with respect to the transfer of the Contributed Interests to Enviva, LP in substantially the form attached hereto as Exhibit B (the “Interest Conveyance”), duly executed by Transferor;

(iii)                               a counterpart to the instrument of assignment with respect to the assignment of Enviva Holdings’ rights and obligations under the EWH Revolver to Transferee in substantially the form attached hereto as Exhibit C-1 (the “EWH Revolver Assignment to EVA”), duly executed by Enviva Holdings;

(iv)                              a counterpart to the LSTA Par/Near-Par Trade Confirm with Transferee in substantially the form attached hereto as Exhibit D (the “LSTA Par/Near-Par Trade Confirm”), duly executed by Enviva Holdings;

(v)                                 a counterpart to the make-whole agreement between Enviva Holdings and Enviva, LP in substantially the form attached hereto as Exhibit E (the “Make-Whole Agreement”), duly executed by Enviva Holdings;

(vi)                              a counterpart to the indemnification agreement between Enviva Holdings and Enviva, LP in substantially the form attached hereto as Exhibit F (the “Holdings Indemnification Agreement”), duly executed by Enviva Holdings; and

(vii)                           a FIRPTA Certificate, duly executed by Transferor;

(viii)                        a waiver from Enviva ManagementCo in favor of EWH in substantially the form attached hereto as Exhibit I (the “EWH MSA Fee Waiver”), duly executed by Enviva ManagementCo; and

(ix)                              a waiver from Enviva ManagementCo in favor of Transferee and the other parties thereto in substantially the form attached hereto as Exhibit J (the “EVA MSA Fee Waiver”), duly executed by Enviva ManagementCo.

(b)                                 By Transferee. Subject to the terms and conditions of this Agreement, at the Closing, Transferee shall deliver or shall cause to be delivered to Transferor (or to the extent specifically set forth below, to Transferor’s designee) each of the following items:

(i)                                     a certificate, dated as of the Closing Date, certifying the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied, duly executed by a Responsible Officer of the General Partner;

(ii)                                  a counterpart to the Interest Conveyance, duly executed by each of Enviva, LP, Transferee, and Enviva GP, LLC;

(iii)                               a pledge agreement by Enviva, LP in favor of JHUSA in substantially the form attached hereto as Exhibit G (the “Replacement Pledge Agreement”), duly executed by Enviva, LP;

(iv)                              a counterpart to the EWH Revolver Assignment to EVA, duly executed by Transferee;

(v)                                 a counterpart to the instrument of assignment with respect to the assignment of Transferee’s rights and obligations under the EWH Revolver to Enviva, LP in substantially the form attached hereto as Exhibit C-2 (the “EWH Revolver Assignment to ELP”), duly executed by Transferee and Enviva, LP;

(vi)                              a counterpart to the LSTA Par/Near-Par Trade Confirm, duly executed by Transferee;

(vii)                           a counterpart to the Make-Whole Agreement, duly executed by Enviva, LP;

(viii)                        a counterpart to the Holdings Indemnification Agreement, duly executed by Enviva, LP;

(ix)                              a counterpart to the Holdings Indemnification Agreement (Norden and PCL), duly executed by Enviva, LP; and

(x)                                 a joinder to the limited liability company agreement of EWH, in substantially the form attached hereto as Exhibit H (the “Joinder Agreement”), duly executed by Enviva, LP.

(c)                                  By Transferee.  Subject to the terms and conditions of this Agreement, at the Funding, Transferee shall deliver to Transferor (or to the extent specifically set forth below, to Transferor’s designee) each of the following items:

(i)                                     the Estimated Closing Purchase Price, by wire transfer of immediately available funds to an account specified by Transferor; and

(ii)                                  to the extent Closing New Common Units are included as part of the Closing Purchase Price pursuant to Section 2.2, to Transferor, such Closing New Common Units, by issuance of such Closing New Common Units (in book-entry form) by instruction to

Transferee’s transfer agent or otherwise, and evidence of such issuance that is reasonably satisfactory to Transferor.

(d)                                 Subject to the terms and conditions of this Agreement, on the Second Payment Date, Transferee shall deliver to Transferor the Second Payment, by wire transfer of immediately available funds to the account specified by Transferor pursuant to Section 2.5(c)(ii) or such other account specified by Transferor not less than one (1) Business Day prior to the Second Payment Date.

(e)                                  Subject to the terms and conditions of this Agreement, on the Third Payment Date Transferee shall deliver to Transferor the Third Payment, by wire transfer of immediately available funds to the account specified by Transferor pursuant to Section 2.5(c)(ii) or such other account specified by Transferor not less than one (1) Business Day prior to the Third Payment Date.

Section 2.6                                   Closing Purchase Price Adjustments.

(a)                                 Estimated Closing Purchase Price. At the Funding, the Closing Purchase Price shall be adjusted by (i) (A) adding to the Closing Purchase Price the amount (if any) by which the Estimated Closing Net Working Capital exceeds $1,100,000 (the “Target Working Capital”) or (B) subtracting from the Closing Purchase Price the amount (if any) by which the Target Working Capital exceeds the Estimated Closing Net Working Capital, and (ii) subtracting from the Closing Purchase Price the amount of Estimated Closing Indebtedness for Borrowed Money of the Contributed Companies (the Closing Purchase Price as so adjusted, the “Estimated Closing Purchase Price”).

(b)                                 At least three (3) Business Days prior to the Closing Date, Transferor shall deliver to Transferee a written statement setting forth Transferor’s good faith estimate (the “Estimated Closing Net Working Capital”) of the Contributed Companies’ current assets (other than intercompany assets) minus its current liabilities (other than intercompany liabilities) as of 12:01 a.m. on the Closing Date (the “Closing Net Working Capital”), together with reasonably detailed supporting documentation, which shall be determined in a manner consistent with GAAP.

(c)                                  At least three (3) Business Days prior to the Closing Date, Transferor shall deliver to Transferee a written statement setting forth Transferor’s good faith estimate (the “Estimated Closing Indebtedness for Borrowed Money”) of the amount (if any) by which the Indebtedness for Borrowed Money of the Contributed Companies exceeds the Indebtedness for Borrowed Money of EWH under the EWH Revolver, in each case, as of 12:01 a.m. on the Closing Date (the “Closing Indebtedness for Borrowed Money”), together with reasonably detailed supporting documentation, which shall be determined in a manner consistent with GAAP.

(d)                                 Within thirty (30) days following the Closing Date, Transferor shall prepare and deliver to Transferee a written statement setting forth Transferor’s good faith calculation of the difference between the Closing Net Working Capital and the Estimated Closing Net Working Capital (the “Net Adjustment Amount”). Within five Business Days after delivery of such statement from Transferor to Transferee, if the Net Adjustment Amount is positive, then Transferee shall pay to Transferor such amount and if the Net Adjustment Amount is negative, then Transferor shall pay to Transferee such amount, in each case by wire transfer of immediately available funds to the account designated by the payee.

(e)                                  Within thirty (30) days following the Closing Date, Transferor shall prepare and deliver to Transferee a written statement setting forth Transferor’s good faith calculation of the difference between the Closing Indebtedness for Borrowed Money and the Estimated Closing Indebtedness for Borrowed Money (the “Net Indebtedness Adjustment Amount”). Within five Business Days after delivery of such statement from Transferor to Transferee, if the Net Indebtedness Adjustment Amount is positive, then Transferee shall pay to Transferor such amount and if the Net Adjustment Amount is negative, then Transferor shall pay to Transferee such amount, in each case by wire transfer of immediately available funds to the account designated by the payee.

(f)                                   Within thirty (30) days following the Closing Date, Transferee shall prepare and deliver to Transferor a written statement setting forth the amount (if any) of Delayed Scheduled Capital Expenditures. Within five (5) Business Days after delivery of such statement from Transferee to Transferor, Transferor shall pay to Transferee such amount by wire transfer of immediately available funds to the account designated by Transferee.

(g)                                  Within thirty (30) days following the Closing Date, Transferor shall prepare and deliver to Transferee a written statement setting forth the amount (if any) of Pre-Paid Scheduled Capital Expenditures. Within five (5) Business Days after delivery of such statement from Transferor to Transferee, Transferee shall pay to Transferor such amount by wire transfer of immediately available funds to the account designated by Transferor.

ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING
TRANSFEROR AND THE CONTRIBUTED COMPANIES

Transferor hereby represents and warrants to Transferee as follows, except as otherwise described in the Disclosure Schedule to any representation or warranty in this Article III:

Section 3.1                                   Organization.

(a)                                 Transferor is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Transferor has all requisite limited liability company power and authority to execute and deliver this Agreement and the other Contribution Documents to which it is a party and to perform its obligations under, and consummate the transactions contemplated by, the Contribution Documents, including this Agreement.

(b)                                 Each of the Contributed Companies is a limited liability company duly formed, validly existing, and in good standing under the Laws of the State of Delaware. Each of the Contributed Companies has all requisite limited liability company power and authority to carry on its business as now being conducted. Each of the Contributed Companies is duly qualified or licensed to do business in each jurisdiction in which the ownership or operation of its business as presently conducted makes such qualification or licensing necessary, except in any jurisdiction where the failure to be so duly qualified or licensed would not reasonably be expected to result in a Material Adverse Effect.

Section 3.2                                   Authority; Enforceability. The execution and delivery by Transferor of this Agreement and the performance by Transferor of its obligations hereunder have been and, as of Closing, the execution and delivery by Transferor of the other Contribution Documents to which it is a party and the performance of its obligations thereunder will have been duly and validly authorized by all necessary limited liability company action. This Agreement has been, and as of Closing such other Contribution Documents will have been, duly and validly executed and delivered by Transferor. This Agreement constitutes, and as of the Closing such other Contribution Documents will constitute, the legal, valid, and binding obligations of Transferor enforceable against Transferor in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium, or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

Section 3.3                                   Title to Contributed Interests.

(a)                                 Transferor owns, holds of record, and is the beneficial owner of the Contributed Interests, which represents 100% of the Class B Units of EWH, free and clear of all Liens and restrictions on transfer other than (A) those arising pursuant to (i) this Agreement, (ii) EWH’s Organizational Documents, (iii) applicable securities Laws, or (iv) the Pledge Agreement, or (B) Liens for Taxes not yet due or delinquent or being contested in good faith. There are no outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for limited liability company interests of EWH issued or granted by EWH, and there are no agreements of any kind which may obligate EWH to issue, purchase, redeem or otherwise acquire any of its limited liability company interests, except for the Contribution Documents and as may be contained in its Organizational Documents.

(b)                                 EWH owns, holds of record and is the beneficial owner of 100% of the outstanding equity interests in Hamlet, free and clear of all Liens and restrictions on transfer other than (i) those arising pursuant to (A) this Agreement, (B) the Organizational Documents of Hamlet, or (C) applicable securities Laws, or (ii) Liens for Taxes not yet due or delinquent or being contested in good faith. There are no outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for limited liability company interests of Hamlet issued or granted by Hamlet, and there are no agreements of any kind which may obligate Hamlet to issue, purchase, redeem or otherwise acquire any of its limited liability company interests.

Section 3.4                                   No Conflict; Consents and Approvals. The execution and delivery by Transferor of this Agreement and the other Contribution Documents to which it is a party and the performance by Transferor of its obligations under this Agreement and such other Contribution Documents do not and will not: (a) violate or result in a breach of the Organizational Documents of Transferor or any of the Contributed Companies; (b) assuming all required filings, waivers, approvals, consents, authorizations and notices disclosed in Schedule 3.4 (“Transferor Approvals and Consents”) and other notifications provided in the ordinary course of business have been made, obtained or given, (i) violate or result in a default in any material respect under any Material Contract to which Transferor or any of the Contributed Companies is a party, (ii) violate or result in a breach in any material respect of any Law or order applicable to Transferor or any of the Contributed Companies, (c) require any Governmental Authorization applicable to Transferor or any of the Contributed Companies, the absence of which would reasonably be expected to have a

Material Adverse Effect, or (d) result in the imposition of any Lien (other than Permitted Liens) on the Contributed Interests, other than Liens created by or on behalf of Transferee.

Section 3.5                                   Legal Proceedings. As of the Execution Date, there are no Legal Proceedings pending or, to the knowledge of Transferor, threatened against Transferor or any of the Contributed Companies that (a) challenge the validity or enforceability of the obligations of Transferor or any of the Contributed Companies under this Agreement or the Contribution Documents to which it is a party, or (b) seek to prevent or delay the consummation by Transferor or any of the Contributed Companies of the transactions contemplated herein or in the Contribution Documents. There is no order, judgment, or decree issued or entered by any Governmental Entity imposed upon Transferor or any of the Contributed Companies that, in any such case, (i) challenges the validity or enforceability of the obligations of Transferor or any of the Contributed Companies under this Agreement or the Contribution Documents to which it is a party, or (ii) seeks to prevent or delay the consummation by Transferor or any of the Contributed Companies of the transactions contemplated herein or in the Contribution Documents.

Section 3.6                                   Ownership. Except for Hamlet, EWH does not have any subsidiaries or own equity interests in any Person. Hamlet does not have any subsidiaries or own equity interests in any Person.

Section 3.7                                   Taxes.

(a)                                 For U.S. federal income tax purposes, EWH is treated as a partnership and Hamlet is disregarded as an entity separate from EWH. No election has been made under Treasury Regulation Section 301.7701-3 to treat any of the Contributed Companies as any type of entity other than a disregarded entity or partnership for U.S. federal, state and local income tax purposes.

(b)                                 All Tax Returns that are required to have been filed by or with respect to the Contributed Companies or any of their respective operations and Assets have been timely and properly filed with the appropriate Governmental Entity.

(c)                                  All Taxes that are required to have been paid by or with respect to the Contributed Companies or any of their respective operations and Assets, regardless of whether such Taxes were shown on a Tax Return, have been timely and properly paid in full to the appropriate Governmental Entity.

(d)                                 There are no Liens (other than Permitted Liens) on any of the Assets of the Contributed Companies that have arisen in connection with any failure (or alleged failure) to pay any Tax.

(e)                                  None of the Contributed Companies has in force any waiver of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency.

(f)                                   There are no pending or active audits or legal proceedings regarding any of the Tax Returns described in Section 3.7(c) or any Taxes of or with respect to any of the Contributed Companies or any of their respective Assets or, to Transferor’s knowledge, threatened audits or proposed deficiencies or other claims for unpaid Taxes of any of the Contributed Companies.

Section 3.8                                   Investment Representation. Transferor is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act. To the extent Closing New Common Units are included as part of the Purchase Price pursuant to Section 2.2, Transferor is receiving (or will receive) such Closing New Common Units for its own account with the present intention of holding the Closing New Common Units for investment purposes and not with a view to, or for sale in connection with, any distribution. Transferor has knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of an investment in the Closing New Common Units to be acquired hereby. To the extent Closing New Common Units are included as part of the Purchase Price pursuant to Section 2.2, Transferor acknowledges the Closing New Common Units have not been (or will not be) registered under applicable federal and state securities Laws and the Closing New Common Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under applicable federal and state securities Laws or is made pursuant to an exemption from registration under any federal or state securities Laws.

Section 3.9                                   Brokerage Arrangements. Neither Transferor nor any of its Affiliates has entered, directly or indirectly, into any contract or arrangement with any Person that would obligate Transferee to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement, the other Contribution Documents or the transactions contemplated hereby or thereby.

Section 3.10                            Data Room.  As of the date hereof, copies of all Material Contracts and Governmental Authorizations in Transferor’s possession with respect to the Contributed Companies have been provided and made accessible to Transferee in the online “virtual data room” for “Project Uwharrie” established by Merrill Datasite prior to the Execution Date. Within five (5) Business Days after the date hereof, Transferor shall provide to Transferee a true and complete digital copy of the contents of such online “virtual data room.”

Section 3.11                            Disclaimer.

(a)                                 Notwithstanding anything to the contrary herein, Transferor makes no representation or warranty (i) in any provision of this Agreement, the Disclosure Schedules or otherwise, other than those expressly set forth in this Article III, or (ii) with respect to any date or period after the Closing.

(b)                                 EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY PROVIDED IN ARTICLE III, THE CONTRIBUTED INTERESTS ARE BEING CONTRIBUTED, THROUGH THE CONTRIBUTION OF THE CONTRIBUTED INTERESTS TO TRANSFEREE, “AS IS, WHERE IS, WITH ALL FAULTS” AND TRANSFEROR EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE CONTRIBUTED COMPANIES, THEIR RESPECTIVE ASSETS, OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS, AND OTHER INCIDENTS OF THE CONTRIBUTED COMPANIES AND THEIR RESPECTIVE ASSETS. THE STATEMENTS AND DISCLAIMERS MADE UNDER THIS SECTION 3.11 EXPRESSLY SURVIVE THE CLOSING DATE.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF TRANSFEREE

Transferee hereby represents and warrants to Transferor as follows:

Section 4.1                                   Organization. Transferee is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 4.2                                   Authority; Enforceability. Transferee has all requisite limited partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Transferee and the performance of its obligations have been duly and validly approved by the Conflicts Committee and authorized by Transferee. This Agreement constitutes the valid and binding obligations of Transferee, enforceable against Transferee in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).

Section 4.3                                   No Conflicts; Consents and Approvals. The execution and delivery by Transferee of this Agreement and the performance by Transferee of its obligations hereunder and the consummation by Transferee of the Transaction do not: (a) violate or result in a breach of the Organizational Documents of Transferee, (b) violate or result in a breach or default under any material Contract to which Transferee is a party, except for any such violation or default which would not reasonably be expected to result in a material adverse effect on Transferee’s ability to consummate the Transaction, (c) violate or result in a breach of any Law or order applicable to Transferee, except as would not reasonably be expected to result in a material adverse effect on Transferee’s ability to consummate the Transaction, or (d) require any Governmental Authorization, other than, (x) with respect to Governmental Authorization, any filings pursuant to the Exchange Act and listing of the Closing New Common Units on the New York Stock Exchange and (y) in each case, any such consent or approval which, if not made or obtained, would not reasonably be expected to result in a material adverse effect on Transferee’s ability to consummate the Transaction.

Section 4.4                                   Legal Proceedings. There are no Legal Proceedings pending or, to the knowledge of Transferee, threatened against Transferee that (a) challenge the validity or enforceability of the obligations of Transferee under this Agreement, or (b) seek to prevent or delay the consummation by Transferee of the transactions contemplated herein.

Section 4.5                                   Delivery of Fairness Opinion. The Financial Advisor has delivered an opinion to the Conflicts Committee confirming the consideration is fair, from a financial point of view to Transferee and the Unaffiliated Common Unitholders (as defined in such opinion).

Section 4.6                                   Brokerage Arrangements. Neither Transferee nor any of its Affiliates has entered, directly or indirectly, into any contract or arrangement with any Person that would obligate Transferor to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement, the other Contribution Documents or the transactions contemplated hereby or thereby.

Section 4.7                                   Closing New Common Units. Any Closing New Common Units issued at the Funding, if and when issued in consideration for the contribution by Transferor of the Contributed Interests as provided by this Agreement, will be duly authorized, validly issued, fully paid (to the extent required by Transferee’s Organizational Documents) and nonassessable (except as such nonassessability may be affected by the Delaware Revised Uniform Limited Partnership Act) and free of any preemptive or similar rights (other than those set forth in Transferee’s Organizational Documents).

Section 4.8                                   SEC Documents. Transferee has timely filed with the United States Securities and Exchange Commission (the “SEC”) all forms, registration statements, reports, schedules and statements required to be filed by it under the Exchange Act or Securities Act (all such documents filed on or prior to the Execution Date, collectively, the “Transferee SEC Documents”). The Transferee SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Transferee Financial Statements”), at the time filed (in the case of registration statements, solely on the date of effectiveness) (except to the extent corrected by a subsequently filed Transferee SEC Document filed prior to the Execution Date) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The Transferee Financial Statements were prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position and status of the business of Transferee as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. KPMG LLP is an independent registered public accounting firm with respect to Transferee and has not resigned or been dismissed as independent registered public accountants of Transferee as a result of or in connection with any disagreement with Transferee on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

Section 4.9                                   Funding . As of the Funding, Transferee will have access to immediately available funds to pay the Closing Cash Consideration.

Section 4.10                            Independent Investigation; Waiver of Other Representations. TRANSFEREE HEREBY ACKNOWLEDGES (i) IT HAS MADE ITS OWN INDEPENDENT EXAMINATION, INVESTIGATION, ANALYSIS, AND EVALUATION OF THE BUSINESS, OPERATIONS, ASSETS, LIABILITIES, RESULTS OF OPERATIONS, FINANCIAL CONDITION, TECHNOLOGY, AND PROSPECTS OF THE CONTRIBUTED INTERESTS AND THE CONTRIBUTED COMPANIES; (ii) IT HAS BEEN PROVIDED OR GIVEN THE OPPORTUNITY TO ACCESS PERSONNEL, PROPERTIES, PREMISES, AND RECORDS OF THE CONTRIBUTED INTERESTS AND THE CONTRIBUTED COMPANIES, FOR SUCH PURPOSE AND HAS RECEIVED AND REVIEWED SUCH INFORMATION AND HAS HAD A REASONABLE OPPORTUNITY TO ASK QUESTIONS OF AND RECEIVE ANSWERS RELATING TO SUCH MATTERS AS IT DEEMED NECESSARY OR APPROPRIATE TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREIN; (iii) IT HAS SUCH KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT IT

IS CAPABLE OF EVALUATING THE MERITS AND RISKS OF THE HAMLET PLANT, AND AN INVESTMENT IN THE CONTRIBUTED INTERESTS AND THE CONTRIBUTED COMPANIES; (IV) THE HAMLET PLANT IS NOT AS OF THE EXECUTION DATE, AND WILL NOT AS OF THE CLOSING BE, SUBSTANTIALLY COMPLETE ; AND (V) TRANSFEROR MAKES NO REPRESENTATION OR WARRANTY IN ANY PROVISION OF THIS AGREEMENT, THE DISCLOSURE SCHEDULES, OR OTHERWISE, OTHER THAN THOSE EXPRESSLY SET FORTH IN ARTICLE III (SUBJECT TO SECTION 3.9).

ARTICLE V
COVENANTS AND OTHER AGREEMENTS

Section 5.1                                   Conduct of Business. From the Execution Date through the earlier of the termination of this Agreement pursuant to Article VIII and the Closing, except as permitted or required by the other terms of this Agreement or the other Contribution Documents, required by Law or by any Material Contract, or by the Organizational Documents of the Contributed Companies, or consented to or approved by Transferee in writing, which consent or approval will not unreasonably be withheld or delayed, Transferor (solely with respect to the Business) shall and shall cause EWH to conduct their respective businesses (including the Business) in the ordinary course of business. Without limiting the foregoing, without the written consent or approval of Transferee, which consent or approval will not unreasonably be withheld or delayed, or except as required by any Law or by any Material Contract, or otherwise permitted or required by the other terms of this Agreement or the other Contribution Documents, (x) Transferor shall not permit the amendment or termination of any Material Contract to which it is a party, and (y) Transferor shall not permit any of the Contributed Companies to:

(a)                                 amend its Organizational Documents;

(b)                                 enter into any joint venture, strategic alliance, noncompetition or similar arrangement that affects any Contributed Company of the Hamlet Plant;

(c)                                  sell, assign, transfer, lease, or otherwise dispose of any material Asset of the Business in excess of $500,000 individually; provided, however, any sale, assignment, transfer, lease, or other disposal of any material Asset of the Business shall be for at least fair market value (as determined in the reasonable discretion of Transferor);

(d)                                 abandon the Hamlet Plant or liquidate, dissolve, or otherwise wind up the Business or any Contributed Company;

(e)                                  incur any Indebtedness for Borrowed Money that, at Closing, would become a liability of any Contributed Company (other than borrowings under the EWH Revolver);

(f)                                   repurchase, redeem or otherwise acquire any equity interests from its equity holders or former equity holders;

(g)                                  issue, grant or sell any equity interests (or options, warrants or rights to acquire same) or any other securities or obligations convertible into or exchangeable for any of its equity interests;

(h)                                 permit amendment or termination of any Material Contract to which it is a party or permit the entry into any Contract that, if entered into prior to the Execution Date, would be considered a Material Contract;

(i)                                     make a loan or extend credit to any Person (other than extensions of credit to customers in the ordinary course of business);

(j)                                    commence or settle any material lawsuit or legal action to which any Contributed Company is party or that otherwise affects the Business;

(k)                                 hire or engage any employees or individual service providers or adopt, maintain, contribute to, or incur any material liability (whether actual, contingent or otherwise) or obligation with respect to any Benefit Plan, in each case, other than obligations (i) to independent contractors who perform services for any Contributed Company in the ordinary course of business or (ii) pursuant to the Management Services Agreement;

(l)                                     mortgage, pledge or subject to any Lien (other than a Permitted Lien) any of its material Assets or properties;

(m)                             acquire by merger, consolidation or otherwise any material Assets or business of any corporation, partnership, association or other business organization or division thereof;

(n)                                 change in any material respect its accounting practices or principles except as required by GAAP;

(o)                                 take any action or steps that could result in any Contributed Company being treated as any type of entity other than a disregarded entity or partnership for Tax purposes, as described in Treasury Regulations Section 301.7701-3 (or any corresponding or similar provision of state or local Tax Law) through the Closing Date; or

(p)                                 agree to do any of the foregoing.

Section 5.2                                   Commercially Reasonable Efforts.

(a)                                 Subject to the terms and conditions of this Agreement, each of Transferee and Transferor shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate the Transaction and to ensure the satisfaction of its conditions to Closing set forth herein.

(b)                                 In furtherance and not in limitation of the foregoing, each of Transferee and Transferor agrees to supply as promptly as practicable any additional information and documentary material that may be requested by any Governmental Entity pursuant to the HSR Act and use its commercially reasonable efforts to take, or cause to be taken, all other actions consistent with this Section 5.2 necessary to cause the expiration or termination of any applicable waiting periods under the HSR Act as promptly as practicable; provided, however, notwithstanding anything to the contrary in this Agreement, nothing in this Section 5.2 shall require, or be construed to require, any Party to sell or otherwise dispose of, hold separate (through the establishment of a trust or otherwise), divest itself of or limit the ownership of all or any portion of their respective businesses, assets or operations.

Section 5.3                                   Access.

(a)                                 From the Execution Date through the earlier of the termination of this Agreement pursuant to Article VIII and the Closing, Transferor shall, and shall cause the Contributed Companies to afford Transferee and its authorized Representatives reasonable access, during normal business hours and in such manner as not unreasonably to interfere with normal operation of the Business, to the properties, books, Contracts, records and appropriate officers and employees who currently provide services to the Contributed Companies or the Hamlet Plant, and shall furnish such authorized Representatives with all financial and operating data and other information concerning the Contributed Companies as Transferee and such Representatives may reasonably request. Notwithstanding the foregoing, Transferee shall have no right of access to, and Transferor and the Contributed Companies shall not have any obligation to provide to Transferee, information relating to (i) any proprietary data which relates to another business or asset of Transferor and is not primarily used in connection with the ownership, use or operation of the Business, (ii) any information subject to contractual confidentiality obligations or any privilege (including attorney-client privilege), (iii) any information the disclosure of which would result in a violation of Law, or (iv) any information related to Transferor’s negotiation or preparation of this Agreement or the other Contribution Documents or the sale process related thereto.

(b)                                 Transferee agrees to defend, indemnify, and hold harmless Transferor, each of the Contributed Companies, and their respective Affiliates and its and their respective Representatives, from and against any and all Damages incurred by any such Person arising out of the access rights under Section 5.3(a), including in respect of any claims against Transferor or its Affiliates by any Representatives of Transferee for any injuries or property damage sustained while present at the Hamlet Plant or on any real property owned or leased by any of the Contributed Companies.

Section 5.4                                   Tax Matters.

(a)                                 To the extent Transfer Taxes may be due and payable in connection with the Transaction, such Transfer Taxes shall be borne equally by Transferor and Transferee.

(b)                                 Transferor shall prepare (or cause to be prepared) and file (or cause to be filed) all Tax Returns for the Contributed Companies for all periods ending on or prior to the Closing Date that are filed after the Closing Date. Transferor shall timely pay or cause to be paid all Taxes shown as due on such Tax Returns. Transferee shall prepare all Straddle Period Tax Returns and shall timely pay or cause to be paid all Taxes shown as due on such Tax Returns. To the extent required or permitted by applicable Law, Transferor and Transferee shall each include any income, gain, loss, deduction or other Tax items for such periods on its Tax Returns in a manner consistent with the manner in which Transferor included such items for such periods.

(c)                                  If any Governmental Entity issues to any of Transferor, Transferor’s Affiliates, Transferee or Transferee’s Affiliates a notice of deficiency or any other type of proposed adjustment of Taxes of any Contributed Company or with respect to any of their respective operations or Assets that could give rise to a claim for indemnification under Section 7.2(a) (a

“Tax Contest”), the party receiving such notice shall notify the other within 15 Business Days of receipt of the notice of deficiency or other proposed adjustment, provided, however, failure to give such notification shall not affect the indemnification provided pursuant to Section 7.2(a) except to the extent Transferee shall have been materially prejudiced as a result of such failure. Provided Transferor notifies Transferee of its intent to control such Tax Contest within 15 Business Days after receipt of notification from Transferee or delivery of notification to Transferor as set forth in the immediately preceding sentence, Transferor will have the right, at its expense, to control the defense of such Tax Contest. With respect to any Tax Contest for which Transferor exercises its right to control, Transferor shall (i) notify Transferee of significant developments with respect to such Tax Contest and keep Transferee reasonably informed and consult with Transferee as to the resolution of any issue that would materially affect Transferee and (ii) give Transferee a copy of any Tax adjustment proposed in writing with respect to such Tax Contest and copies of any other written correspondence with the relevant Governmental Entity relating to such Tax Contest. Notwithstanding anything to the contrary in this Agreement, the provisions in this Section 5.4(c) shall apply to any Tax Contest and the procedures in Section 7.3 shall not be applicable to a Tax Contest.

Section 5.5                                   Updating. From time to time until the Closing, Transferor may at its option supplement or amend and deliver written updates to (or add Schedules to) the Disclosure Schedules as necessary to disclose any events or developments that occur or information that is learned between the date of this Agreement and the Closing Date. Transferor shall be considered in material breach of this Agreement for purposes of Section 8.1(c) if the event, action, development or occurrence which is the subject of the supplement, amendment or update (a) constitutes a material breach by Transferor of any provision of this Agreement or (b) has a Material Adverse Effect, provided, however, in the case of subclauses (a) or (b), in the event Transferee provides notice of termination for a material breach of this Agreement pursuant to Section 8.1(c) as a result of any supplement, amendment or update, Transferor shall have a period of 30 days following written notice from Transferee to cure any breach of this Agreement if the breach is curable; provided, further, if Transferee does not elect to terminate this Agreement pursuant to Section 8.1(c) as a result thereof, any such update made pursuant to this Section 5.5 shall be considered for purposes of determining whether the condition in Section 6.2(b) has been satisfied, but shall be disregarded for purposes of (x) determining whether the condition in Section 6.2(c) has been satisfied and (y) Article VII.

Section 5.6                                   Closing New Common Units Listed. Transferee will use its commercially reasonable efforts to list, prior to the Funding the Closing New Common Units on The New York Stock Exchange upon official notice of issuance.

ARTICLE VI
CONDITIONS TO CLOSING

Section 6.1                                   Mutual Closing Conditions. The respective obligation of each Party to proceed with the Closing is subject to the satisfaction or waiver by each of the Parties (subject to applicable Laws) on or prior to the Closing Date of all of the following conditions:

(a)                                 All necessary filings with and consents of any Governmental Entity required for the consummation of the Transaction and the other Contribution Documents shall have been made and obtained, as applicable, and any waiting periods applicable to the transactions contemplated hereby under the HSR Act and any extensions thereof shall have expired or been terminated; provided, however, prior to invoking this condition, the invoking party shall have used commercially reasonable efforts to make or obtain such filings and consents; and

(b)                                 (i) No effective injunction, writ or preliminary restraining order or any order of any nature is issued and outstanding by a Governmental Entity of competent jurisdiction prohibiting the consummation of the Transaction and (ii) there shall not be any action or proceeding before any Governmental Entity with respect to which an unfavorable judgment, order, decree or ruling would prohibit the consummation of the Transaction or declare the consummation of the Transaction unlawful or require the consummation of the Transaction to be rescinded.

Section 6.2                                   Transferee’s Closing Conditions. Transferee’s obligation to consummate the Transaction are subject to the satisfaction (or to the extent permitted by applicable Laws, waiver by Transferee), at or prior to the Closing, of each of the following conditions:

(a)                                 Transferor shall have performed and complied in all material respects with all the covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(b)                                 The representations and warranties (other than the Fundamental Representations of Transferor) made by Transferor in Article III (without giving effect to any materiality or Material Adverse Effect qualifiers contained therein, except in the case of the term Material Contract) shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date (other than those representations and warranties that speak to an earlier date, which representations and warranties shall be true and correct as of such earlier date), except to the extent the failure of such representations and warranties to be so true and correct would not, in the aggregate, have a Material Adverse Effect. The Fundamental Representations made by Transferor in Article III shall be true and correct as of the Closing Date as though made on and as of the Closing Date (other than those representations and warranties that speak to an earlier date, which representations and warranties shall be true and correct as of such earlier date). For purposes of determining whether the condition in this Section 6.2(b) has been satisfied, any breach of a representation or warranty arising from any Person’s compliance with the express terms of this Agreement shall be disregarded.

(c)                                  Since the Execution Date, there shall have been no event, change, occurrence, development or set of circumstances or facts that, individually or in the aggregate, have had a Material Adverse Effect.

(d)                                 Transferor shall have delivered or caused the delivery of the Closing deliverables set forth in Section 2.5(a).

(e)                                  If the Hamlet Purchase Price has been paid prior to the Closing, not less than $65,000,000 of such payment has been distributed by EWH (in cash or by the issuance of Transferee Units) to the members of EWH other than Transferor pursuant to the EWH LLC Agreement.

Section 6.3                                   Transferor’s Closing Conditions. The obligation of Transferor to consummate the Transaction are subject to the satisfaction (or to the extent permitted by applicable Laws, waiver by Transferor), at or prior to the Closing, of each of the following conditions:

(a)                                 Transferee shall have performed and complied in all material respects with all the covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(b)                                 The representations and warranties in Article IV shall be true and correct on and as of the Closing Date as if remade thereon (except in each case to the extent such representations and warranties speak to an earlier date, in which case as of such earlier date). For purposes of determining whether the condition in this Section 6.3(b) has been satisfied, any breach of a representation or warranty arising from any Person’s compliance with the express terms of this Agreement shall be disregarded.

(c)                                  Transferee shall have delivered or caused the delivery of the Closing deliverables set forth in Section 2.5(b).

ARTICLE VII
INDEMNIFICATION

Section 7.1                                   Survival. The representations and warranties of the Parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive for a period of twelve (12) months following the Closing Date, except that:

(a)                                 the representations and warranties contained in Section 3.7 (Taxes) shall survive until 30 days following the expiration of the applicable statute of limitations; and

(b)                                 the representations and warranties contained in Section 3.1 (Organization), Section 3.2 (Authority; Enforceability), Section 3.3 (Title to Contributed Interests), Section 3.6 (Ownership), Section 3.8 (Investment Representation), Section 3.9 (Brokerage Arrangements), Section 4.1 (Organization), Section 4.2 (Authority; Enforceability), Section 4.6 (Brokerage Arrangements) and Section 4.7 (Closing New Common Units) (the “Fundamental Representations”) shall survive indefinitely or until the latest date permitted by Law.

Upon the expiration of any representation and warranty pursuant to this Section 7.1, unless written notice of a claim based on such representation and warranty shall have been delivered to the Indemnifying Party prior to such expiration, no claim may be brought based on the breach of such representation and warranty. The covenants made in this Agreement shall survive the Closing and remain operative and in full force and effect indefinitely or until the latest date permitted by Law.

Section 7.2                                   Indemnification. From and after the Closing, and subject to this Article VII:

(a)                                 Transferor shall indemnify, defend and hold harmless Transferee, its Affiliates, and its and their respective officers, directors, managers, employees, counsel, agents and representatives (collectively, the “Transferee Indemnitees”), to the fullest extent permitted by applicable Law, from and against any and all Damages incurred or suffered by any Transferee Indemnitee to the extent caused by, resulting from, arising out of, or relating to the breach of any of the representations, warranties, or covenants of Transferor contained herein; provided, however, such claim for indemnification relating to a breach of a representation or warranty is made prior to the expiration of the survival of such representation or warranty as set forth in Section 7.1.

(b)                                 Transferee shall indemnify, defend and hold harmless Transferor, its Affiliates and its and their respective officers, directors, managers, employees, counsel, agents and representatives (collectively, the “Transferor Indemnitees”), to the fullest extent permitted by applicable Law, from and against all Damages incurred by or suffered by any Transferor Indemnitee arising out of or relating to (x) the breach of any of the representations, warranties or covenants of Transferee contained herein, provided, however, such claim for indemnification relating to a breach of a representation or warranty is made prior to the expiration of the survival of such representation or warranty as set forth in Section 7.1 or (y) any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party against any Transferor Indemnitee that pertains to the business or operations of the Contributed Companies or the ownership of the Contributed Interests, except to the extent of any matters for which Transferor is obligated to indemnify any Transferee Indemnitee under Section 7.2(a).

Section 7.3                                   Conduct of Indemnification Proceedings.

(a)                                 If any Legal Proceeding shall be brought or asserted against any Transferee Indemnitee or Transferor Indemnitee and such Person is entitled to indemnity hereunder (the “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of one counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, however, the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have adversely prejudiced the Indemnifying Party.

(b)                                 An Indemnified Party shall have the right to employ separate counsel in any such Legal Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless:  (i) the Indemnifying Party shall have failed promptly to assume the defense of such Legal Proceeding, or (ii) the named parties to any such Legal Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party. The Indemnifying Party shall not be liable for any settlement of any such Legal Proceeding effected without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Legal Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Legal Proceeding and does not contain any admission of wrongdoing or illegal conduct.

(c)                                  All reasonable fees and expenses of the Indemnified Party that are Damages for which the Indemnified Party is entitled to indemnification hereunder (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Legal Proceeding in a manner not inconsistent with this Agreement) shall be paid to the Indemnified Party, as incurred, within ten Business Days after written notice thereof to the Indemnifying Party; provided, the Indemnifying Party may require such Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is judicially determined that such Indemnified Party is not entitled to indemnification for such fees and expenses hereunder.

Section 7.4                                   Limitations.

(a)                                 Neither Transferor nor Transferee shall be required to indemnify any Indemnified Party for any Damages for any breach of a representation or warranty under Section 7.2(a) unless and until the total of all of the Damages properly asserted against such Indemnifying Party under Section 7.2(a) exceeds 1% of the Closing Purchase Price, at which time the applicable Indemnified Parties shall be entitled to recover the aggregate amount of all Damages in excess of such threshold; provided, however, the aggregate liability of Transferee, on the one hand, and Transferor, on the other hand, for indemnity for breach of a representation or warranty under Section 7.2(a) under this Article VII shall not exceed 10% of the Closing Purchase Price. Notwithstanding anything in the foregoing to the contrary, the limitations contemplated by this Section 7.4(a) shall not apply to any claims pursuant to Section 7.2(a) for breach of covenant, Section 7.2(b), for fraud or intentional, criminal, or willful misrepresentation or misconduct or for Damages arising out of or relating to the breach of any Fundamental Representation or representation or warranty of Transferor set forth in Section 3.7; provided, however, the aggregate liability of Transferee, on the one hand, and Transferor, on the other hand, for Damages arising out of or relating to the breach of the Fundamental Representations or Section 7.2(b) shall not exceed the Closing Purchase Price.

(b)                                 For purposes of determining the amount of Damages, with respect to any asserted claim for indemnification by a Transferee Indemnitee, such determination shall be made without regard to any qualifier as to “material,” “materiality” or Material Adverse Effect expressly contained in Article III (except in the case of the term Material Contract); provided, however, this Section 7.4(b) shall not so modify the representations and warranties for purposes of first determining whether a breach of any representation or warranty has occurred.

(c)                                  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE PARTIES EXPRESSLY AGREE NEITHER TRANSFEROR NOR TRANSFEREE SHALL HAVE ANY LIABILITY TO ANY PARTY FOR ANY EXEMPLARY, PUNITIVE, INDIRECT, CONSEQUENTIAL, SPECIAL, REMOTE, OR SPECULATIVE DAMAGES, SAVE AND EXCEPT SUCH DAMAGES PAYABLE WITH RESPECT TO THIRD PARTY CLAIMS FOR WHICH SUCH INDEMNIFYING PARTY IS OBLIGATED TO PROVIDE INDEMNIFICATION UNDER SECTION 7.2.

(d)                                 Transferor shall not be liable for indemnification under Section 7.2(a), and the Transferee Indemnitees shall have no right to recover any Damages under Section 7.2(a), to the extent Transferee or its subsidiaries have been compensated for the Damages claim pursuant to the Make-Whole Agreement.

Section 7.5            Exclusive Remedy. The indemnities in Section 5.6 and Section 7.2 shall survive Closing. The indemnities provided in Section 5.6, Section 7.2 and the provisions of Section 9.11 shall, from and after Closing, be the sole and exclusive remedy of Transferee and Transferor against one another and their respective Representatives relating to this Agreement and the transactions that are the subject of this Agreement; provided, however, no limitations set forth in this Article VII shall apply to any claim for Damages arising from actual fraud, willful misconduct, criminal acts, or knowing and intentional breach of this Agreement.

ARTICLE VIII
TERMINATION RIGHTS

Section 8.1            Termination Rights. This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written consent of the Parties;

(b)           by either Party in writing if the Closing has not occurred on or before April 30, 2019; provided, however, the Party seeking to terminate is not in material default or breach of this Agreement;

(c)           by either Party in writing without prejudice to other rights and remedies the terminating Party or its Affiliates (other than the non-terminating Party and its wholly owned subsidiaries) may have (provided, however, the terminating Party and its Affiliates (other than the non-terminating Party and its wholly owned subsidiaries) are not otherwise in material default or breach of this Agreement, or have not failed or refused to close without justification hereunder), if the other Party or its Affiliates (other than the terminating Party and its wholly owned subsidiaries) shall have (i) failed to perform in any material respect its covenants or agreements contained herein required to be performed by such Party or its Affiliates (other than the non-terminating Party and its wholly owned subsidiaries) on or prior to the Closing or (ii) breached in any material respect any of its representations or warranties contained herein; provided, however, in the case of subclauses (i) or (ii), the breaching Party shall have a period of 30 days following written notice from the non-breaching Party to cure any breach of this Agreement if the breach is curable; or

(d)           by either Party in writing, without liability, if there shall be any action or proceeding before any Governmental Entity with respect to which an unfavorable judgment, order, decree or ruling would reasonably be expected to prohibit the consummation of the Transaction or declare the consummation of the Transaction unlawful or require the consummation of the Transaction to be rescinded.

Section 8.2            Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, all obligations of the Parties hereto shall terminate, except for the provisions of this Section 8.2, Section 3.9, Section 3.11, Section 4.6, Section 5.3(b), Section 7.4(c), and Article IX and the Parties shall have no liability to each other under or relating to this Agreement except as provided in such provisions; provided, however, nothing herein shall prejudice the ability of the non-breaching Party from seeking damages from the other Party for any fraud, willful misconduct, criminal acts, or knowing and intentional breach of this Agreement prior to termination.

ARTICLE IX
GENERAL

Section 9.1            Entire Agreement; Successors and Assigns.

(a)           Except for the other Contribution Documents, this Agreement supersedes all prior oral discussions and written agreements among the Parties with respect to the subject matter of this Agreement (except to the extent specifically incorporated by reference herein). This Agreement contains the sole and entire agreement among the Parties hereto with respect to the subject matter hereof.

(b)           All of the terms, covenants, representations, warranties and conditions of this Agreement will be binding upon, and inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

(c)           Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assignable by either Party without the prior written consent of the other Party; provided, however, Transferee may assign its rights, interests, or obligations hereunder to a wholly owned subsidiary of Transferee without the prior written consent of Transferor; provided, further, no such assignment by Transferee shall relieve Transferee of any of its obligations hereunder.

Section 9.2            Amendments and Waivers. All amendments to this Agreement must be in writing and signed by the Parties. A Party may, only by an instrument in writing, waive compliance by the other Party with any term or provision of this Agreement. The waiver by any Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power, or remedy by a Party, and no course of dealing between the Parties, shall constitute a waiver of any such right, power, or remedy.

Section 9.3            Notices. Unless otherwise provided herein, all notices, requests, consents, approvals, demands, and other communications to be given hereunder will be in writing and will be deemed given upon (a) confirmed delivery by a reputable overnight carrier or when delivered by hand, addressed to the respective Parties listed below at the following addresses (or such other address for a Party hereto as will be specified by like notice); (b) actual receipt; (c) the expiration of four Business Days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective Parties listed below at the following addresses (or such other address for a Party hereto as will be specified by like notice); (d) delivery by facsimile, with receipt confirmed, to a Party, at the facsimile number set forth below (or at such other facsimile number as such Party shall designate by like notice), or (e) delivery by electronic mail to a Party at the electronic mail address set forth below (or at such other address as such Party shall designate by like notice); provided, however, in the case of any notice delivered by electronic mail, the notifying Party shall send notice by facsimile, hand, courier, or overnight delivery service not later than the following Business Day:

If to Transferor, addressed to:

Enviva Development Holdings, LLC
7200 Wisconsin Avenue
Suite 1000
Bethesda, MD  20814
Attn: President and General Counsel
Facsimile No.: (240) 482-3774
Email: william.schmidt@envivabiomass.com

with a copy to, which shall not constitute notice:

Vinson & Elkins L.L.P.
666 Fifth Avenue, 26th Floor
New York, New York 10103
Attn:  Caroline Blitzer Phillips
Facsimile No.: (917) 849-5317
Email: cphillips@velaw.com

If to Transferee, addressed to:

Enviva Partners, LP
c/o Enviva Partners GP, LLC (as General Partner)
7200 Wisconsin Avenue
Suite 1000
Bethesda, MD  20814
Attn: Chair, Conflicts Committee of the Board of Directors
Facsimile No.: (918) 747-2150
Email: JohnB@bostonavenue.com

with a copy to, which shall not constitute notice:

Baker Botts L.L.P.
30 Rockefeller Plaza
New York, NY 10112
Attn: Michael Rosenwasser

Michael Swidler
Facsimile No.: (212) 259-2533

(212) 259-2511

Email: michael.rosenwasser@bakerbotts.com

michael.swidler@bakerbotts.com

Section 9.4            Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without reference to the choice of Law principles thereof.

Section 9.5            Dispute Resolution; Waiver of Jury Trial.

(a)           Each of the Parties (i) consents to submit itself to the exclusive personal jurisdiction and venue of any U.S. federal court located in the State of Delaware or any Delaware state court with respect to any suit relating to or arising out of this Agreement or any of the transactions contemplated hereby, (ii) agrees it will not attempt to defeat or deny such personal jurisdiction or venue by motion or otherwise, (iii) agrees it will not bring any such suit in any court other than a U.S. federal or state court sitting in the State of Delaware, (iv) irrevocably agrees any such suit (whether at law, in equity, in contract, in tort or otherwise) shall be heard and determined exclusively in such U.S. federal or state court sitting in the State of Delaware, (v) agrees to service of process in any such action in any manner prescribed by the Laws of the State of Delaware, and (vi) agrees service of process upon such Party in any action or proceeding shall be effective if notice is given in accordance with Section 9.3.

(b)           EACH PARTY ACKNOWLEDGES AND AGREES ANY SUCH CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION.

Section 9.6            Disclosure Schedules. The inclusion of any information (including dollar amounts) in any of the Schedules delivered by Transferor pursuant to this Agreement (collectively, the “Disclosure Schedules”) shall not be deemed to be an admission or acknowledgment by any Party that such information is required to be listed on such section of the relevant Disclosure Schedules or is material to or within or outside the ordinary course of business of such Party. The information contained in this Agreement, the Exhibits hereto, and the Disclosure Schedules is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party hereto to any third party of any matter whatsoever (including any violation of any Law or breach of contract). The listing (or inclusion of a copy) of a document or other item under one Disclosure Schedule to a representation or warranty made herein shall be deemed adequate to disclose an exception to a separate representation or warranty made herein if it is reasonably clear such document or other item applies to such other representation or warranty made herein. For the avoidance of doubt, all information contained in the Disclosure Schedules is subject to Section 3.11 and Section 4.10. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned in this Agreement.

Section 9.7            Severability. In the event any of the provisions hereof are held to be invalid or unenforceable under applicable Laws, the remaining provisions hereof will not be affected thereby. In such event, the Parties hereto agree and consent such provisions and this Agreement will be modified and reformed so as to effect the original intent of the Parties as closely as possible with respect to those provisions that were held to be invalid or unenforceable.

Section 9.8            Transaction Costs and Expenses. Except as otherwise specified in this Agreement, the Parties will bear all of their own costs, fees, and expenses, if any, incurred by or on their behalf in connection with the Transaction. Transferor and Transferee shall each be responsible for 50% of any filing fees under the HSR Act.

Section 9.9            Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, each of the Transferor Indemnitees and Transferee Indemnitees is an express, intended third-party beneficiary of this Agreement.

Section 9.10         Counterparts. This Agreement may be executed by facsimile or electronic mail exchange of .pdf signature pages and in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party hereto and delivered (including by facsimile or electronic mail exchange of .pdf signature pages) to the other Parties hereto.

Section 9.11         Specific Performance. The Parties agree if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur and money damages may not be a sufficient remedy. In addition to any other remedy at law or in equity, each of Transferor and Transferee shall be entitled to specific performance by the other Party of its obligations under this Agreement and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy.

Section 9.12         Publicity. All press releases or other public communications of any nature whatsoever relating to the Transaction, and the method of the release for publication thereof, shall be subject to the prior consent of each Party, which consent shall not be unreasonably withheld, conditioned or delayed by any Party; provided, however, nothing herein shall prevent a Party from publishing such press releases or other public communications as such Party may consider necessary in order to satisfy such Party’s obligations at Law or under the rules of any stock or commodities exchange or the Securities and Exchange Commission after consultation with the other Party as is reasonable under the circumstances.

Section 9.13         Further Assurances. The Parties agree, from time to time after the Closing Date and without any further consideration, each of them will execute and deliver, or cause to be executed and delivered, such further agreements and instruments and take such other action as may be necessary to effectuate the provisions, purposes, and intents of the Contribution Documents. Without limiting the generality of the foregoing, Transferor and Transferee shall from time to time after the Closing, execute, deliver, acknowledge, file and record, or cause to be executed, delivered, acknowledged, filed and recorded, such further instruments of sale, conveyance, transfer, assignment or delivery and such further consents, certifications, affidavits and assurances as Transferor or Transferee may reasonably request to vest in Transferee or its designees and their respective successors and assigns all right, title and interest in the Contributed Interests and the Business, or otherwise to consummate and make effective the transactions contemplated by the Contribution Documents upon the terms and conditions set forth herein. The Parties will coordinate and cooperate with each other in exchanging such information and assistance as any of the Parties may reasonably request in connection with the foregoing.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

TRANSFEROR:

ENVIVA DEVELOPMENT HOLDINGS, LLC

By:	/s/ William H. Schmidt, Jr.
Name:	William H. Schmidt, Jr.
Title:	President and General Counsel

TRANSFEREE:

ENVIVA PARTNERS, LP

By: Enviva Partners GP, LLC,
as its sole general partner

By:	/s/ Shai Even
Name:	Shai Even
Title:	Executive Vice President and Chief Financial Officer

ENVIVA HOLDINGS:

ENVIVA HOLDINGS, LP

By: Enviva Holdings GP, LLC,
as its sole general partner

By:	/s/ William H. Schmidt, Jr.
Name:	William H. Schmidt, Jr.
Title:	Executive Vice President, Corporate Development and General Counsel

[Signature Page to Contribution Agreement]

EXHIBIT A

DEFINITIONS

“Affiliate” means with respect to an entity, any other entity controlling, controlled by or under common control with such entity. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through ownership of voting securities, by contract or otherwise. Notwithstanding anything in this definition to the contrary, for the purposes of this Agreement, (a) (i) prior to the Closing, each of the Contributed Companies shall be considered to be an Affiliate of Transferor and not an Affiliate of Transferee and (ii) on and after the Closing, each of the Contributed Companies shall be considered to be an Affiliate of Transferee and not an Affiliate of Transferor; and (b) other than with respect to the Contributed Companies, none of Transferee and its subsidiaries, on the one hand, and Transferor and its subsidiaries, on the other hand, shall be considered to be Affiliates with respect to each other.

“Agreement” has the meaning set forth in the preamble.

“Assets” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the related goodwill, which assets and properties are operated, owned or leased by such Person.

“Benefit Plan” means any plan, policy, understanding, arrangement, written contract or agreement that provides or is designed to provide compensation or benefits to or with respect to employees or individual service providers.

“Business” means the business of the Contributed Companies as conducted as of the Execution Date or as of Closing, as applicable, and the activities incidental thereto; provided, however, the business of Contributed Companies prior to Substantial Completion of the Hamlet Plant shall be deemed to be limited to the construction, development, and pursuit of Substantial Completion of the Hamlet Plant.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or required by Law to be closed.

“Closing” has the meaning set forth in Section 2.4.

“Closing Cash Consideration” has the meaning set forth in Section 2.2.

“Closing New Common Units” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.4.

“Closing Indebtedness for Borrowed Money” has the meaning set forth in Section 2.6(c).

“Closing Net Working Capital” has the meaning set forth in Section 2.6(b).

“Closing Purchase Price” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended, or any amending or superseding tax Laws of the United States of America.

“Commercial Operations” means substantial completion of construction of the Hamlet Plant (other than punch list items) and the commencement of the production and shipment of wood pellets to the Wilmington Terminal.

“Conflicts Committee” has the meaning set forth in the recitals.

“Contract” means any agreement, purchase order, commitment, evidence of indebtedness, mortgage, indenture, security agreement or other contract, entered into by a Person or by which a Person or any of its Assets are bound.

“Contributed Companies” means, collectively, EWH and Hamlet.

“Contributed Interests” has the meaning set forth in the recitals.

“Contributed Revolver Interests” has the meaning set forth in the recitals.

“Contribution Documents” means this Agreement, the Interest Conveyance, the LSTA Par/Near-Par Trade Confirm, the Replacement Pledge Agreement, the Make-Whole Agreement, the Holdings Indemnification Agreement, the EWH Revolver Assignment to EVA, the EWH Revolver Assignment to ELP, the EWH MSA Fee Waiver, the EVA MSA Fee Waiver, and each of the other documents and instruments to be delivered hereunder.

“Damages” means any and all debts, losses, liabilities, duties, claims, damages, obligations, payments (including those arising out of any demand, assessment, settlement, judgment, or compromise relating to any actual or threatened Legal Proceeding), costs, and reasonable expenses, including any reasonable attorneys’ fees and any and all reasonable expenses whatsoever and howsoever incurred in investigating, preparing, or defending any Legal Proceeding, in all cases, whether matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown. For the avoidance of doubt, Damages includes both inter-party damages (i.e., between the Parties) and third-party damages.

“Delayed Scheduled Capital Expenditures” means the amount of capital expenditures to be incurred by EWH or Hamlet on or prior to the Closing Date as set forth in Schedule A-1 that were not incurred prior to the Closing Date and which will be incurred after the Closing Date.

“Disclosure Schedules” has the meaning set forth in Section 9.6.

“Enviva GP, LLC” has the meaning set forth in the recitals.

“Enviva Holdings” has the meaning set forth in the preamble.

“Enviva, LP” has the meaning set forth in the recitals.

“Enviva ManagementCo” means Enviva Management Company, LLC, a Delaware limited liability company.

“Estimated Closing Indebtedness for Borrowed Money” has the meaning set forth in Section 2.6(c).

“Estimated Closing Net Working Capital” has the meaning set forth in Section 2.6(b).

“Estimated Closing Purchase Price” has the meaning set forth in Section 2.6(a).

“EVA MSA Fee Waiver” has the meaning set forth in Section 2.5(a)(ix).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“EWH” has the meaning set forth in the recitals.

“EWH LLC Agreement” means the Fourth Amended and Restated Limited Liability Company of EWH dated as of December 29, 2016, as same may be amended or restated from time to time.

“EWH MSA Fee Waiver” has the meaning set forth in Section 2.5(a)(viii).

“EWH Revolver” means the Amended and Restated Credit Agreement, dated as of June 30, 2018, between EWH, as borrower, and Enviva Holdings, as lender.

“EWH Revolver Assignment to ELP” has the meaning set forth in Section 2.5(b)(v).

“EWH Revolver Assignment to EVA” has the meaning set forth in Section 2.5(a)(iii).

“Execution Date” has the meaning set forth in the preamble.

“Financial Advisor” has the meaning set forth in the recitals.

“FIRPTA Certificate” means a certificate, issued pursuant to Treasury Regulations Section 1.1445-2(b) and signed and properly executed by Transferor, stating that Transferor is neither a disregarded entity nor a foreign person within the meaning of Code Section 1445.

“Fundamental Representations” has the meaning set forth in Section 7.1(b).

“Funding” has the meaning set forth in Section 2.4.

“GAAP” means generally accepted accounting principles in the United States as promulgated by the Financial Accounting Standards Board, or its predecessors or successors, as of the date of the statement or item to which such term refers, applied on a consistent basis during the period involved.

“General Partner” has the meaning set forth in the recitals.

“Governmental Authorization” means any franchise, permit, license, authorization, order, certificate, registration, plan, exemption, variance, decree, agreement, right, or other consent or approval granted by, or subject to approval by, any Governmental Entity.

“Governmental Entity” means any court, governmental department, commission, council, board, agency, bureau, or other instrumentality of the United States of America, any foreign jurisdiction, or any state, provincial, county, municipality, or local governmental unit thereof, including any Taxing Authority.

“Hamlet” means Enviva Pellets Hamlet, LLC, a Delaware limited liability company and wholly owned subsidiary of EWH.

“Hamlet Plant” means the wood pellet production plant under construction in Hamlet, North Carolina.

“Hamlet Purchase Price” has the meaning set forth in the Wilmington Contribution Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Holdings Indemnification Agreement” has the meaning set forth in Section 2.5(a)(vi).

“Indebtedness for Borrowed Money” means with respect to any Person, at any date, without duplication, (a) all obligations of such Person for borrowed money (including intercompany obligations), including all principal, interest, premiums, fees, expenses, overdrafts and penalties with respect thereto, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, and (d) all indebtedness of any other Person of the type referred to in clauses (a) to (d) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such indebtedness has been assumed by such Person.

“Indemnified Party” has the meaning set forth in Section 7.3(a).

“Indemnifying Party” has the meaning set forth in Section 7.3(a).

“Intellectual Property” means intellectual property rights, statutory or common law, worldwide, including (a) trademarks, service marks, trade dress, slogans, logos, and all goodwill associated therewith, and any applications or registrations for any of the foregoing, (b) copyrights and any applications or registrations for any of the foregoing, and (c) patents, all confidential know-how, trade secrets and similar proprietary rights in confidential inventions, discoveries, improvements, processes, techniques, devices, methods, patterns, formulae, and specifications.

“Interest Conveyance” has the meaning set forth in Section 2.5(a)(ii).

“JHUSA” means John Hancock Life Insurance Company (U.S.A.), a Michigan corporation.

“Joinder Agreement” has the meaning set forth in Section 2.5(b)(x).

“Laws” means all applicable laws, statutes, rules, regulations, codes, ordinances, variances, judgments, injunctions, orders, and licenses of a Governmental Entity having jurisdiction over the Assets of any Person and the operations thereof.

“Legal Proceeding” means any judicial, administrative or arbitral action, suit, hearing, inquiry, investigation or other proceeding (public or private) before any Governmental Entity.

“Lien” means any lien, mortgage, pledge, preferential purchase right, option, security interest or encumbrance of any nature whatsoever.

“LSTA Par/Near-Par Trade Confirm” has the meaning set forth in Section 2.5(a)(iv).

“Make-Whole Agreement” has the meaning set forth in Section 2.5(a)(v).

“Management Services Agreement” means the Amended and Restated Management Services Agreement between EWH and Enviva ManagementCo dated as of December 17, 2015, as amended, supplemented, waived, or modified from time to time.

“Material Adverse Effect” means a change, effect, event, or occurrence that has a material adverse effect on the Business, properties, financial condition, or results of operations of the Contributed Companies (and calculated net of insurance proceeds), or prevents or materially delays the ability of Transferor to consummate the Transaction; provided, however, in no event shall any change, effect, event, or occurrence that arises out of or relates to any of the following be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect:  (i) compliance with the terms of, or the taking of any action required by, this Agreement or actions or omissions of Transferor that Transferee has requested or to which Transferee has expressly consented, or the pendency or announcement of the Transaction, (ii) changes or conditions affecting the wood pellet industry (including feedstock pricing, marketing, transportation, terminaling, and trading costs and margins) generally or regionally, to the extent not having a disproportionate adverse effect on any of the Contributed Companies as compared to similarly situated businesses, (iii) changes in general economic, capital markets, regulatory, or political conditions in the United States or elsewhere (including interest rate fluctuations), (iv) changes in Law, GAAP, regulatory accounting requirements, or interpretations thereof, to the extent not having a disproportionate adverse effect on any of the Contributed Companies as compared to similarly situated businesses, (v) fluctuations in currency exchange rates, (vi) acts of war, insurrection, sabotage, or terrorism, or (vii) the failure of any Contributed Company to meet any budgets, projections, forecasts, or predictions of financial performance or estimates of revenue, earnings, cash flow, or cash position.

“Material Contracts” means those material Contracts comprising each of the following types of Contracts related to the Business, including those set forth on Schedule 3.10 (which to the actual knowledge of Transferor, represents all of such Contracts other than (a) any such Contracts contemplated to be entered into in connection with the Closing or otherwise referred to herein and (b) in contemplation of the Make-Whole Agreement, Contracts related to the construction of the Hamlet Plant):

(i)            any Contract for Indebtedness for Borrowed Money, except for any that will be cancelled prior to Closing;

(ii)           any Contract involving a remaining commitment to pay capital expenditures in excess of $1,000,000;

(iii)          any Contract (or group of related Contracts with the same Person) for the lease of real or personal property to or from any Person providing for lease payments in excess of $1,000,000 per year;

(iv)          any Contract between Transferor or any of its Affiliates (other than any Contributed Company), on the one hand, and any Contributed Company, on the other hand, that will survive the Closing;

(v)           any Contract that limits the ability of any Contributed Company or the Hamlet Plant to compete in any line of business or with any Person or in any geographic area during any period of time after the Closing;

(vi)          any partnership or joint venture agreement (other than the limited liability company agreement or any other organizational documents of Transferor, EWH or their respective subsidiaries);

(vii)         any Contract granting to any Person a right of first refusal, first offer, or right to purchase the any of the Contributed Companies or the Hamlet Plant which right survives the Closing (other than any of the Contribution Documents);

(viii)        any Contract for the purchase or sale of wood pellets, biomass or any similar product; and

(ix)          any other Contract (or group of related Contracts with the same Person) not enumerated in this definition, the performance of which by any party thereto involves consideration in excess of $1,000,000 per year, other than Contracts for the purchase of consumable inventory parts and for service and maintenance relating thereto, to the extent entered into in the ordinary course of business.

“Net Adjustment Amount” has the meaning set forth in Section 2.6(d).

“Net Indebtedness Adjustment Amount” has the meaning set forth in Section 2.6(e).

“Organizational Documents” means, with respect to any Person, the certificate of incorporation, articles of incorporation or association, certificate of formation, by-laws, limited liability company agreement, operating agreement, limited partnership agreement or other governing documents and agreements that establish the legal personality of such Person, in each case as amended to date.

“Parties” and “Party” have the meanings set forth in the preamble.

“Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by Transferor or any Contributed Company, (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, significant, (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over the real property or any Contributed Company and not violated by the current use and operation of such Contributed Company’s real property, (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to any Contributed Company’s real property that do not materially impair the occupancy or use of such Contributed Company’s real property for the purposes for which it is currently used or proposed to be used in connection with Transferee’s or any Contributed Company’s businesses, (v) public roads and highways, (vi) matters that would be disclosed by an inspection or accurate survey of each parcel of real property, (vii) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (viii) purchase money liens and liens securing rental payments under capital lease arrangements, (ix) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money, and (x) Liens contained in the Organizational Documents of any Contributed Company.

“Person” means any individual or entity, including any corporation, limited liability company, partnership (general or limited), joint venture, association, joint stock company, trust, incorporated organization or Governmental Entity.

“Pledge Agreement” means the Pledge Agreement between Transferor and JHUSA dated as of January 22, 2016.

“Pre-Closing Tax Period” means all taxable periods ending on or prior to the Closing Date.

“Pre-Paid Scheduled Capital Expenditures” means the amount of capital expenditures incurred by EWH or Hamlet on or prior to the Closing Date as set forth in Schedule A-1 that were not scheduled to be incurred until after the Closing Date.

“Purchase Price” means an aggregate amount equal to the sum of the Closing Purchase Price, the Second Payment, and the Third Payment.

“Replacement Pledge Agreement” has the meaning set forth in Section 2.5(b)(iii).

“Representatives” means, as to any Person, its Affiliates and its and their respective officers, directors, managers, employees, partners, members, stockholders, controlling persons, counsel, agents, accountants, advisers, engineers, and consultants.

“Responsible Officer” means, with respect to any Person, any vice president or more senior officer of such Person, or, if such Person is a partnership, any vice president or more senior officer of the general partner of such Person.

“Sale Unit Price” means the volume-weighted average price of a Transferee Unit for the 20 consecutive trading days immediately preceding the Execution Date.

“SEC” has the meaning set forth in Section 4.8.

“Second Payment” has the meaning set forth in Section 2.2.

“Second Payment Date” has the meaning set forth in Section 2.2.

“Second Payment Fee” has the meaning set forth in Section 2.3.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder.

“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.

“Substantially Complete” means (i) all portions of the Hamlet Plant have been completed and can be used for their intended purposes in accordance with applicable laws and permits, and (ii) the Hamlet Plant has commenced Commercial Operations.

“Target Working Capital” has the meaning set forth in Section 2.5(a).

“Tax” or “Taxes” means (i) any taxes and similar assessments imposed by any Taxing Authority, including income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, sales, use, real property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, actual or estimated, or other similar charge, including any interest, penalty, or addition thereto or otherwise relating to a Tax Return, whether disputed or not and (ii) all liability for the payment of any amounts of the type described in clause (i) as the result of being (or ceasing to be) a member of an affiliated, consolidated, combined or unitary group (or being included (or required to be included) in any Tax Return related thereto).

“Tax Contest” has the meaning set forth in Section 5.4(c).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Third Payment” has the meaning set forth in Section 2.2.

“Third Payment Date” has the meaning set forth in Section 2.2.

“Third Payment Fee” has the meaning set forth in Section 2.3.

“Transaction” means the consummation of the transactions contemplated by this Agreement.

“Transfer Tax” means all sales, use, goods, services, transfer, stamp, recording, and similar Taxes and fees incurred by or on behalf of a Party as a result of the Transaction, as imposed by applicable Law.

“Transferee” has the meaning set forth in the preamble.

“Transferee Financial Statements” has the meaning set forth in Section 4.8.

“Transferee Indemnitees” has the meaning set forth in Section 7.2(a).

“Transferee SEC Documents” has the meaning set forth in Section 4.8.

“Transferee Units” means common units representing limited partner interests in Transferee.

“Transferor” has the meaning set forth in the preamble.

“Transferor Approvals and Consents” has the meaning set forth in Section 3.4.

“Transferor Indemnitees” has the meaning set forth in Section 7.2(b).

“Wilmington Contribution Agreement” means that certain Contribution Agreement by and between EWH and Transferee dated May 8, 2017, as may be amended from time to time.

“Wilmington Terminal” means Transferee’s marine export terminal located at the Port of Wilmington, North Carolina, capable of receiving, storing, discharging, and loading industrial wood pellet biomass for export by ocean going vessels.

EXHIBIT B

FORM OF INTEREST CONVEYANCE

[See attached.]

B-1

EXHIBIT C-1

FORM OF EWH REVOLVER ASSIGNMENT TO EVA

[See attached.]

C-1-1

EXHIBIT C-2

FORM OF EWH REVOLVER ASSIGNMENT TO ELP

[See attached.]

C-2-1

EXHIBIT D

FORM OF LSTA PAR/NEAR-PAR TRADE CONFIRM

[See attached.]

D-1

EXHIBIT E

FORM OF MAKE-WHOLE AGREEMENT

[See attached.]

E-1

EXHIBIT F

FORM OF HOLDINGS INDEMNIFICATION AGREEMENT

[See attached.]

F-1

EXHIBIT G

FORM OF REPLACEMENT PLEDGE AGREEMENT

[See attached.]

G-1

EXHIBIT H

FORM OF EWH LLCA JOINDER

[See attached.]

H-1

EXHIBIT I

FORM OF EWH MSA FEE WAIVER

[See attached.]

I-1

EXHIBIT J

FORM OF EVA MSA FEE WAIVER

[See attached.]

J-1